Exhibit 3.57

CERTIFICATE OF AMENDMENT TO THE
CERTIFICATE OF FORMATION OF
ADAGIO ENERGY LLC

This Certificate of Amendment to the Certificate of Formation of ADAGIO ENERGY LLC (the “Company”) has been duly executed and is being filed by the undersigned authorized person pursuant to 6 Del. C. § 18-202.

1.             The Certificate of Formation of the Company is hereby amended by deleting Paragraph FIRST thereof in its entirety, and by substituting in lieu thereof a new Paragraph FIRST to read as follows:

FIRST: The name of the Company is Independence Energy Group LLC.

IN WITNESS WHEREOF, the sole member has duly executed this Certificate of Amendment to the Certificate of Formation as of May 9, 2011.

ADAGIO ENERGY LLC

by its sole member:
ENERGY PLUS HOLDINGS LLC
a Delaware limited liability company

By:	/s/ Kevin Kleinschmidt
Name:	Kevin Kleinschmidt
Title:	President

CERTIFICATE OF FORMATION

OF

ADAGIO ENERGY LLC

This Certificate of Formation of Adagio Energy LLC (the “Company”) has been duly executed and is being filed by the undersigned for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the “Delaware Limited Liability Company Act”).

FIRST: The name of the Company is Adagio Energy LLC.

SECOND: The registered office of the Company in the State of Delaware and New Castle County shall be 1209 Orange Street, Wilmington, Delaware 19801. The registered agent at such address shall be The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 20 day of December 2010.

By:	/s/ Jeffrey Meiler
	Name:	Jeffrey Meiler
	Title:	President